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                             EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated September 23, 1996, between Leading Edge Packaging, Inc., a Delaware corporation (the "Company"), and Casey K. Tjang, a resident of Clark, New Jersey ("Employee").

                                WITNESSETH THAT:

     In consideration of the mutual covenants contained below, the parties hereto agree as follows:

     1. EMPLOYMENT TERM. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, as hereinafter set forth, for a period of the three (3) years from the later of (i) the date hereof or (ii) the effective date of the initial public offering ("IPO") in the United States of securities of the Company (such period being herein referred to as the "Term"); provided, however, that either party may terminate this Agreement by giving to the other party one hundred and eighty (180) days notice thereof.

     2. DUTIES AND OBLIGATIONS. Employee shall serve the Company during the Term as Chief Financial Officer and Secretary of the Company and shall have such duties and obligations as are set forth in the By-Laws of the Company and as are customarily performed by persons employed in such capacity. The precise services of Employee may be revised by the Company from time; provided, however, that any such revision of the precise services of Employee

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must be consistent with the provisions of the immediately preceding sentence.

     3.   COMPENSATION.

     3.1 In consideration of the services rendered by Employee to the Company under this Agreement, and subject to the provisions of Sections 5 and 6, the Company shall during the Term pay Employee an annual salary in those amounts determined under Sections 3.1.1 and 3.1.2 hereof, payable every two weeks in twenty-six (26) equal installments.

     3.1.1 For services rendered during the first year of the Term, Employee shall receive a salary in an amount equal to Sixty Thousand Dollars ($60,000.00) per annum.

     3.1.2 For services rendered during the balance of the Term, Employee shall receive a salary in an amount fixed by the Board of Directors of the Company during the later part of the first year of the Term for the second year of the Term and in an amount fixed by the Board of Directors of the Company during the later part of the second year of the Term for the third year of the Term, taking into account, among other things, the net sales and net profits of the Company for the year immediately preceding the year with respect to which his salary is being fixed and the performance by Employee of his duties under this Agreement; provided, however, subject to the provisions of Sections 5 and 6, the Board may not fix Employee's salary for any year in an amount less than the salary the Company

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paid to him the immediately preceding year; and further provided, the Board may not increase Employee's salary for any year in an amount more than the greater of ten percent (10%) of last year's salary or any cost of living increase.

     3.2 The Company may pay a bonus to Employee for any partial or full year included in the Term in an amount fixed by the Board of Directors of the Company, taking into account, among other things, the net sales and net profits of the Company and the performance by Employee of his duties under this Agree-ment. Nothing herein shall obligate the Company to pay Employee any bonus, irrespective of the payment of a bonus to him in any past or succeeding year.

     3.3 Salary and bonus payments, if any, shall be subject to withholding and other applicable taxes.

     4. BENEFITS. During the Term, in addition to receiving the payments described in Section 3 hereof, Employee, to the extent he is eligible (like any other eligible employee of the Company), shall have the right to participate in any and all group life, hospital, medical, dental and disability insurance plans and in any retirement, pension or death benefit plans, now or hereafter maintained by the Company and generally offered by the Company to its executive employees, and under the Company's "1996 Incentive Stock Option Plan" ("ISO") if and to the extent the Board of Directors designates Employee a grantee under the ISO and in accordance with the terms and conditions of such designation

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(hereinafter such plans are collectively referred to as the "Company Benefit
Plans"). Nothing in this Section 4 shall impose upon the Company any obligation to install or maintain any Company Benefit Plans.

     5.   DISABILITY.    In the event that at any time during the Term Employee
shall suffer a disability, his salary referred to in Section 3.1 shall continue at the same rate that it was on the date of such disability; and he shall continue to receive, under applicable Company Benefit Plans (if any), benefits generally offered to disabled employees to the extent he is eligible (like any other eligible employee of the Company). If such disability continues for twelve
(12) consecutive months, the obligations of the Company under this Agreement shall thereupon terminate, and the employment of Employee by the Company shall thereupon cease; provided, however, in the event the Term terminates or expires prior to such twelve (12) month period for any reason (including, without limitation pursuant to Section 6 as a result of the death of Employee), the obligation of the Company under this Agreement shall terminate and the employment of Employee by the Company shall cease upon such termination or expiration of the Term. If Employee shall receive any disability payment from any insurance policies paid for by the Company, the payments of salary to Employee during any period of disability shall be reduced by the payments received by Employee under any such insurance policy or policies. For the purposes of this Agreement, "disability" shall mean illness, disability or other incapacity rendering Employee incapable of performing his duties and obligations under this Agreement. In the

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event Employee disagrees with the Company's conclusion that he has suffered a disability, the determination as to the disability, including the commencement thereof and the length thereof, is to be conclusively decided by two duly licensed physicians, one such physician to be designated by the Company and the other such physician to designated by Employee. In the case of disagreement between those physicians, the determination will be made by a third physician selected by said two physicians. Employee hereby agrees to accept such determination and to submit to such medical examinations as may be requested by the Company.

     6.   DEATH.    If Employee shall die at any time during the Term, the Term and the obligations of the Company under this Agreement shall thereupon terminate, except that the Company shall pay to Employee's legal representatives an amount equal to any salary which would, pursuant to Section 3.1, have been payable to Employee through the end of the month of his death, less the payments therefor actually made to Employee or his legal representatives prior to his death.

     7. VACATION. Employee shall be entitled to regular paid vacations in accordance with established Company policy in effect from time to time, but in any event not less than (4) four weeks in any calendar year.

     8. EXPENSES. In addition to the payments described in Section 3 hereof, the Company shall reimburse Employee for the reasonable expenses incurred by Employee during the Term in

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promoting the Company's business, including expenses for entertainment, travel and similar items, after presentation by Employee of an itemized account of such expenditures.

     9.   COVENANT NOT TO COMPETE.

     9.1 Employee hereby agrees that, during the Term of this Agreement (as such Term may be extended), he will devote his full business time and efforts exclusively to the business and affairs of the Company and do the utmost to promote its interests. Employee further agrees that, during this Agreement (as such Term may be extended), he shall not engage, directly or indirectly, and whether or not for compensation, individually or as an officer, consultant, advisor, partner or co-venturer or other proprietor, in any business or enterprise or be concerned with any other commercial duties or pursuits whatsoever, except as the Company, in its best interest, shall agree.

     9.2 Employee hereby agrees that, during a period of two years after the termination or expiration of the Term of this Agreement (as such Term may be extended), he will not, directly or indirectly, solicit, or cause the soliciting of, the services or the employment of any employee of the Company, its subsidiaries or affiliates, or employ, or cause the employment of, any such employee.

     10. NON-DISCLOSURE. Without authorization by the Board of Directors of the Company, Employee will not, at any time, publish

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or disclose any confidential information or trade secrets relating to the business of the Company known by Employee on the date hereof or as a consequence of or through his employment under this Agreement. All business records, papers and documents kept or made by Employee and relating to the business of the Company or its parent or any of its subsidiaries or affiliates shall be and remain the property of the Company and shall be surrendered to the Company upon the termination or expiration of this Agreement. Upon termination or expiration of this Agreement, Employee shall not take with him, publish, or disclose, without authorization by the Board of Directors of the Company, any business record, paper or document or any correspondence, cost data, customer list, estimate or market survey containing information or trade secrets relating to the Company.

     11.  NOTICES.

     11.1 All notices and consents required or desired to be given pursuant hereto shall be in writing and shall be deemed properly given (a) if delivered to the addressee, in person, at the following address, or (b) if mailed, by registered or certified mail, return receipt requested, to the following address:

     To the Company:     Leading Edge Packaging, Inc.
                         350 Fifth Avenue, Suite 3922
                         New York, NY 10118

                         Attention:  President

     To the Employee:    Casey K. Tjang
                         60 Walnut Avenue
                         Clark, NJ  07066

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     11.2 Any address specified above may be changed by notice given, as herein provided, by the party hereto whose address is being changed to the other party hereto.

     11.3 If any such notice or consent is delivered in person, the date of delivery shall be deemed the date of delivery of such notice or consent; and if any notice or consent is mailed, the date of mailing shall be deemed the date of such notice or consent.

     12. AMENDMENT; BREACH AND WAIVER. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by both parties hereto and approved by the Board of Directors of the Company. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or any other provision, or of the right of such party thereafter to enforce each and every such provision or other provision in the event of a subsequent breach.

     13. AGREEMENT BINDING UPON SUCCESSORS. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and upon Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of Employee hereunder may not be delegated.

     14. CONSTRUCTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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     15.  ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the State, City and County of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the provisions of the immediately preceding sentence, in the event the Company seeks to enforce the specific performance of Section 9 or 10 by Employee, or to enjoin Employee from violating any term, covenant or provision set forth in Section 9 or 10, whether or not the Company couples a demand for damages to its demand for specific performance or for injunctive relief, the Company at its election may institute and prosecute proceedings in any court of competent jurisdiction. In the event the court in which the Company has instituted proceedings, as permitted by the immediately preceding sentence, refuses or fails to grant to the Company equitable relief and the court has not yet passed on the issue of whether the Company should be awarded damages, unless in its sole and absolute discretion the Company agrees to refer such damage issue to arbitration, the court in which the Company instituted the proceedings shall remain the appropriate forum for the determination of whether any damages shall be awarded to the Company.

     Employee and the Company each hereby consents to the jurisdiction of (a) the American Arbitration Association in New York City for the purpose of adjudicating any claim or controversy arising out of or relating to this Agreement or a breach thereof,

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and (b) to the federal and state courts within the State New York for the purposes of confirming the arbitrators' award and entering a judgment thereon.
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     16.  CONDITION PRECEDENT.  Notwithstanding anything herein to the contrary, this Agreement shall terminate if the Company abandons the IPO or if the IPO is not consummated.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   /s/ Casey K. Tjang
                                   ______________________________
                                          Casey K. Tjang



                                   Leading Edge Packaging, Inc.


                                   By: /s/ Peter Yu-Siu Chu
                                       __________________________
                                       Peter Yu-Siu Chu, as
                                       President and COO

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